United Bankshares, Inc. Fourth Quarter & Fiscal Year 2020 Earnings Review January 28, 2021 Exhibit 99.2

Forward-Looking Statements This presentation and statements made by United Bankshares, Inc. (“United”) and its management contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the merger (the “Merger”) between Carolina Financial Corporation (“Carolina Financial”) and United that was completed on May 1, 2020; (ii) United’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; (iii) the effect of the COVID-19 pandemic; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations managements of United and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of United. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of United and Carolina Financial may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees, may be greater than expected; (4) the effects of changing regional and national economic conditions, including the impact of the COVID-19 pandemic and the negative impacts and disruptions on United’s customers, the communities it serves and the domestic and global economy; (5) current and future economic and market conditions, including the effects of high unemployment rates, United States fiscal debt, budget and tax matters and any slowdown in global economic growth; (6) legislative or regulatory changes, including changes in accounting standards, that may adversely affect the businesses in which United is engaged; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in United's markets could adversely affect operations; and (10) the economic slowdown could continue to adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed United’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Internet site (http://www.sec.gov). United cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning United or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. United does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

2020 HIGHLIGHTS Achieved record Net Income of $289.0 million for FY 2020. Diluted Earnings Per Share were $2.40 for the year Reported record mortgage banking revenue, net income, and volume Generated Return on Average Assets of 1.20%, Return on Average Equity of 7.30%, and Return on Average Tangible Equity* of 12.90% (inclusive of merger-related expenses) Continue to support our customers’ needs through new loan originations, loan deferrals, PPP loans, and other accommodations Closed the merger with Carolina Financial on May 1, 2020 and successfully completed the integration and core systems conversions Increased dividends to shareholders for the 47th consecutive year (current dividend yield of 4.2% based upon recent prices) Strong expense control with an efficiency ratio of 55.4% Capital position remains robust and liquidity remains sound *Non GAAP measure. Refer to appendix.

MERGER UPDATE - CAROLINA FINANCIAL

Merger Update

- Closed the merger with Carolina Financial (CARO) on May 1, 2020
- Continues United's strategic expansion in the Carolinas with a financially compelling acquisition of a high-performing bank
- CARO had total assets of ~$5.0 billion, portfolio loans of ~$3.3 billion, and deposits of ~$3.9 billion
- Issued ~28.0 million shares of United's common stock
- Successfully completed second core systems conversion during Q3 2020 (legacy CARO customers). First core systems conversion was successfully completed in Q2 2020 (legacy Carolina Trust customers).

New Franchise Footprint



Columbus
Harrisburg
Richmond
Greensboro
Raleigh
Columbia
United
150 Locations
CARO
73 Branches

UNITED BANKSHARES, INC.

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EARNINGS SUMMARY Linked-Quarter (LQ) Net Income was $92.4 million in 4Q20 compared to $103.8 million in 3Q20, with diluted EPS of $0.71 in 4Q20 compared to $0.80 in 3Q20. Net Interest Income increased $6.3 million compared to 3Q20 due mainly to a decrease in interest expense of $7.7 million and an increase in PPP loan fee income of $2.2 million. Provision Expense was essentially flat compared to 3Q20. Non-Interest Income decreased $41.4 million due primarily to a decrease of $38.7 million in income from mortgage banking activities. 3Q20 also included a $2.2 million gain on the sale of a bank premises. Non-Interest Expense decreased $15.5 million due primarily to the $10.4 million in prepayment penalties on the early payoff of three FHLB advances recognized during 3Q20. Additionally, employee compensation decreased $7.5 million mainly due to the lower commissions expense related to the decrease in mortgage banking activity.

PERFORMANCE RATIOS Strong profitability and expense control. FY 2017 was impacted by $26.8 million in pre-tax merger related expenses and $37.7 million in additional tax expense related to the Tax Act. FY 2020 was impacted by COVID-19, CECL ACL build, pre-tax merger-related expenses of $54.2 million, and breakage fees of $10.4 million on three FHLB advance payoffs, largely offset by strong mortgage banking income. *Non GAAP measure. Refer to appendix.

NET INTEREST INCOME AND MARGIN Reported Net Interest Margin increased from 3.18% to 3.33% LQ. Linked-quarter Net Interest Income increase was driven by lower funding costs and an increase in PPP loan fee income of $2.2 million. Total remaining PPP fee income (net of costs) is $22.6 million as of 12/31/20 (not including any new PPP loan production in 2021). Scheduled purchase accounting loan accretion is estimated at $20 million for FY 2021 and $16 million for FY 2022. $ in millions

LOAN SUMMARY (excludes Loans Held for Sale) Linked-Quarter loan balances decreased $345 million driven primarily by declines in Residential Real Estate loans and Paycheck Protection Program loans. Non Owner Occupied CRE to Total Risk Based Capital was 231% at 4Q20. CRE portfolio remains diversified among underlying collateral types. Total purchase accounting-related fair value discount on loans is $92 million. Total COVID-19 loan deferrals have declined from $3.3 billion (~18% of total loans) at 6/30/20 to $0.4 billion (~2% of total loans) as of 12/31/20. $ in millions

CREDIT QUALITY End of Period Balances (000s) 9/30/20 12/31/20 Non-Accrual Loans $71,312 $62,718 90-Day Past Due Loans $12,583 $13,832 Restructured Loans $68,381 $55,657 Total Non-performing Loans $152,276 $132,207 Other Real Estate Owned $25,696 $22,595 Total Non-performing Assets $177,972 $154,802 Non-performing Loans / Loans 0.85% 0.75% Non-performing Assets / Total Assets 0.69% 0.59% Net Charge-offs / Average Loans 0.12% 0.16% Allowance for Loan & Lease Losses (ALLL) $225,812 $235,830 ALLL / Loans, net of earned income 1.26% 1.34% Allowance for Credit Losses (ACL) $241,772 $255,080 ACL / Loans, net of earned income 1.35% 1.45% NPAs decreased $23.2 million compared to 3Q20. United adopted CECL effective 01/01/20. ACL increased $13.3 million LQ with the percentage of ACL/Loans increasing from 1.35% to 1.45%. Day 1 CARO ACL impact was $50.6 million (2Q20). PPP loans are included within total loans in the ratio calculations shown above.

COMMERCIAL LOAN PORTFOLIO DETAILS Diversified portfolio with strong underwriting practices and ongoing monitoring Portfolio Portfolio Balance ($ MM) % Total Loans % Deferring 12/31/20 % Deferring 10/15/20 % Deferring 6/30/20 Retail CRE 1,295 7.3% 2.3% 15.3% 50.8% Hotels 716 4.1% 18.0% 35.8% 70.9% Healthcare & Senior Living 328 1.9% 0.3% 1.9% 11.1% Entertainment & Recreation 304 1.7% 8.4% 18.0% 36.8% Restaurants 212 1.2% 0.2% 2.5% 24.1% Energy (Direct & Indirect) 133 0.8% 0.6% 0.1% 5.9% Total commercial deferrals have declined from $3.0 billion (~22% of total commercial loans) at 6/30/20 to $0.3 billion (~2% of total commercial loans) as of 12/31/20. Retail CRE: Top 20 loans make up ~36% of the total balance. Average LTV for the top 20 is ~58%, and majority are anchored by nationally recognized essential businesses. Hotels: Top 20 loans make up ~42% of the total balance. Average LTV for the top 20 is ~55%. As of 12/31/20, the allowance for the hotel portfolio was $27.2 million. Select Portfolios Data as of 12/31/20 unless otherwise noted. LTVs calculated using current balances with most recently available collateral values.

CONSUMER LOAN PORTFOLIO DETAILS Solid consumer portfolio with product & geographic diversification Consumer deferrals total $74 million, or 1.7% of total consumer loans as of 12/31/20 (down from $285 million, or 6.0% of total consumer loans at 6/30/20) Portfolio Portfolio Balance ($ MM) % Total Loans Weighted Average FICO % Deferring 12/31/20 % Deferring 10/15/20 % Deferring 6/30/20 Residential Mortgage 2,648 15.0% 751 2.1% 2.4% 6.8% Indirect Auto 1,161 6.6% 747 1.3% 1.7% 6.1% Home Equity 451 2.6% 741 0.4% 0.6% 1.7% Other Consumer 62 0.3% 736 1.4% 2.1% 0.5% Data as of 12/31/20 unless otherwise noted. FICO scores based on most recently available system data (mix of scores at origination and more recent updates).

PAYCHECK PROTECTION PROGRAM (PPP)

PPP Loan Activity- 2020

- Originated over 8,900 loans for $1.3 billion
- Maintained an "all hands on deck" approach in order to assist as many customers as possible
- Outstandings declined $104 million in 4Q20, driven by forgiveness from the SBA
- Remaining outstandings at 12/31/20:
  - Over 8,700 loans totaling $1.2 billion
  - Average loan balance: $135,200
  - Median loan balance: $35,100
- Approved to borrow from the Federal Reserve under the Paycheck Protection Program Liquidity Facility (PPPLF), but no borrowings to date

PPP Fees Recognized, net of costs ($ millions)*

2Q20	3Q20	4Q20
$4.48	$4.80	$6.98

*Remaining net fees of $22.6 million at 12/31/20 (not including any new PPP loan production in 2021).

PPP Loans Outstanding ($ millions)

2Q20	3Q20	4Q20
$1,265	$1,286	$1,182

New Round- 2021

- Actively participating in the new round of PPP for first draw and second draw loans
- As of 1/26/21, applications totaling ~$225 million have been submitted to United

UNITED BANKSHARES, INC.

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DEPOSIT SUMMARY Strong core deposit base with 36% of deposits in Non Interest Bearing accounts. LQ deposits increased $333 million. Enviable deposit franchise with an attractive mix of both high growth MSA’s and stable, rural markets with a dominant market share position. $ in millions Market share data as of 6/30/20 Source: S&P Global Market Intelligence Top 10 Deposit Markets by MSA MSA Total Deposits In Market ($000) Number of Branches Rank Washington, DC 9,469,606 63 6 Charleston, WV 1,250,516 8 2 Morgantown, WV 1,151,176 6 1 Charleston, SC 858,882 8 6 Myrtle Beach, SC 675,753 11 5 Parkersburg, WV 662,593 4 1 Charlotte, NC 537,482 10 14 Hagerstown, MD 473,909 6 4 Wheeling, WV 461,563 7 2 Beckley, WV 417,295 6 2

ATTRACTIVE DEPOSIT MARKET SHARE POSITION West Virginia #2 in the state (second only to Truist) with $5.3 billion in deposits. United ranks #1 or #2 in deposit market share within its top 5 largest markets in the state. North Carolina #17 in the state with $1.9 billion. Select MSAs: #14 in Charlotte #26 in Raleigh #13 in Wilmington #11 in Greenville #1 in Washington #7 in Rocky Mount #11 in Fayetteville Washington D.C. MSA #1 community bank (#6 overall) with $9.5 billion in deposits. United has increased deposit market share in the D.C. MSA from #15 in 2013 to #6 in 2020, with total deposits increasing from $2.1 billion to $9.5 billion. Virginia- #7 in the state with $7.5 billion (including VA deposits within the D.C. MSA). South Carolina #9 in the state with $2.0 billion. Select MSAs: #6 in Charleston #5 in Myrtle Beach #11 in Greenville #12 in Columbia United continues to build franchise value with an attractive mix of both high growth MSA’s and stable, rural markets with a dominant market share position. Further growth opportunities exist to expand our presence in some of the most desirable banking markets in the nation. These dynamics uniquely position our franchise and contribute to making United one of the most valuable banking companies in the Southeast and Mid-Atlantic. Source: S&P Global Market Intelligence Data as of 6/30/20

CAPITAL RATIOS & PER SHARE DATA End of Period Ratios / Values 9/30/20 12/31/20** Common Equity Tier 1 Ratio 13.0% 13.3% Tier 1 Capital Ratio 13.0% 13.3% Total Risk Based Capital Ratio 15.2% 15.6% Leverage Ratio 10.1% 10.3% Total Equity to Total Assets 16.5% 16.4% *Tangible Equity to Tangible Assets (non GAAP) 10.1% 10.2% Book Value Per Share $32.89 $33.27 *Tangible Book Value Per Share (non GAAP) $18.84 $19.15 Capital ratios remain significantly above regulatory “Well Capitalized” levels and exceed all internal capital targets. During the fourth quarter, United repurchased 660,000 common shares for $20.7 million. As of 12/31/20, there were 3,340,000 shares available to be repurchased under the approved plan. *Non GAAP measure. Refer to appendix. **Regulatory ratios are estimates as of the earnings release date.

MORTGAGE BANKING

GEORGE MASON MORTGAGE, LLC
A Subsidiary of United Bank

CRESCENT MORTGAGE

	Three Months Ended		Full Year	
(000s)	9/30/20	12/31/20	2019	2020
Applications	$3,460,687	$2,284,532	$4,330,000	$9,988,227
Loans Originated	$2,071,717	$1,979,284	$2,941,722	$6,648,247
Loans Sold	$1,898,539	$2,065,400	$2,804,451	$6,393,394
Purchase Money %	48%	49%	72%	47%
Realized Gain on Sale Margin	4.26%	4.10%	2.86%	3.63%
Locked Pipeline (EOP)	$1,398,898	$989,640	$143,465	$989,640
Loans Held for Sale (EOP)	$812,084	$718,937	$387,514	$718,937
Balance of Loans Serviced (EOP)	$3,551,157	$3,587,953	$0	$3,587,953
Total Income	$113,640	$76,000	$84,800	$285,038
Total Expense	$43,417	$41,193	$72,288	$140,628
Income Before Tax	$70,223	$34,807	$12,512	$144,410
Net Income After Tax	$55,400	$29,151	$10,157	$116,712

- Mortgage Banking Segment represents George Mason Mortgage and Crescent Mortgage Company. George Mason Mortgage, founded in 1980, is headquartered in the Washington D.C. MSA with 13 retail offices located throughout Virginia, Maryland, North Carolina, and South Carolina. Crescent Mortgage Company, founded in 1993, is headquartered in Atlanta, Georgia, and is primarily a correspondent/wholesale mortgage company approved to originate loans in 48 states partnering with community banks, credit unions and mortgage brokers.
- The quarterly net fair value impact on derivatives and loans held for sale was $(14.2) million in 4Q20 and $28.1 million in 3Q20.

UNITED BANKSHARES, INC.

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2021 OUTLOOK Loans & Deposits: Expect the majority of PPP loan forgiveness to occur in the first half of 2021. Expect loan growth, excluding PPP forgiveness and new PPP originations, to be in the low to mid single digits. Expect further decreases in the cost of interest bearing deposits in 2021. Mortgage Banking Revenue: Expect Mortgage Banking Revenue to remain relatively strong in the first half of 2021. Non-Interest Expense: Expect minimal merger-related expenses in 2021 with a continued focus on merger-related efficiencies and cost savings from legacy operations. Tax Rate: Estimated at approximately 20.5%. Select guidance is being provided for 2021. Our outlook may change if the expectations for these items vary from current expectations.

INVESTMENT THESIS Excellent franchise with long-term growth prospects Current income opportunity with a dividend yield of 4.2% (based upon recent prices) High-performance bank with a low-risk profile Experienced management team with a proven track record of execution High level of insider ownership 47 consecutive years of dividend increases evidences United’s strong profitability, solid asset quality, and sound capital management over a very long period of time Attractive valuation with a current Price-to-Earnings Ratio of 15.5x (based upon median 2021 street consensus estimate of $2.13 per Bloomberg)

Appendix

“SAFE, SOUND, AND SECURE SINCE 1839” Source: Federal Reserve BHCPR.   NET CHARGEOFFS/AVERAGE LOANS Outperformed peers during the Great Recession Conservative credit culture and experienced management team remain intact United has increased dividends to shareholders for 47 consecutive years Capital levels remain strong and above peers: CET1 ratio of 13.3% and TE/TA ratio of 10.2% Liquidity buffers sufficient to withstand significant stress: cash, unpledged investments, and secured borrowing capacity = ~28% of total assets at 12/31/20

2020 COVID-19 RESPONSE

Customers and Communities	• Supporting customer needs with our balance sheet
	  • 2020 loan production of >$5.0 billion (excluding mortgage companies)
	• Supporting customer needs through deferrals and modifications
	  • ~2,500 commercial loans totaling $3.0 billion ($0.3 billion currently in deferral as of 12/31/20)
	  • ~3,400 consumer loans totaling $290 million ($74 million currently in deferral as of 12/31/20)
	• PPP loan program- originated over 8,900 notes for ~$1.3 billion in 2020. Actively processing new requests in 2021
	• Participating in the Main Street Lending Program
	• Fee waivers
	• ATM and mobile deposit limits raised
	• Suspended new property foreclosures and repossessions
	• Continuing to go above and beyond to assist clients and community organizations with any needs during this time

Branches	• All standalone locations remain open • Operating on a drive-up and walk-up basis, or by appointment • Implemented "A/B" shift schedule to alternate staff each day • Continue to see steady branch traffic across the footprint
Employees	• Majority working remotely - 85% of non-retail staff has remote capabilities • Continued to pay 100% of regular salaries for all employees • Paid bonuses to certain employees required to report to work

UNITED BANKSHARES, INC.

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CARO Merger – Additional Information Category 1Q20 2Q20 3Q20 4Q20 YTD Provision --- $29.0 --- --- $29.0 Employee Comp. --- $0.4 $2.1 --- $2.5 Data Processing --- $9.7 --- --- $9.7 Other Expense $1.6 $7.3 $3.6 $0.5 $13.0 Total $1.6 $46.4 $5.7 $0.5 $54.2 Merger-Related Expense Detail Other Information Fair Value Mark (preliminary) Loans $(47.4) Investments $(0.6) Other Real Estate Owned $(0.3) Trust Preferred Debt / Sub Debt $(4.9) Buildings / Land $10.3 Interest Bearing Deposits $12.8 FHLB Advances $0.5 *In millions 5/01/20 Value Preliminary Goodwill $318.8 Trade Name Intangible $0.2 Core Deposit Intangible $3.4 Allowance for Credit Losses (including unfunded) $50.6 Day 1 Purchase Accounting Marks (net mark)

Reconciliation of non-GAAP Items January 2021 (dollars in thousands) 2016 2017 2018 2019 2020 (1) Return on Average Tangible Equity Net Income (GAAP) $147,083 $150,581 $256,342 $260,099 $289,023 Average Total Shareholders' Equity (GAAP) $1,918,887 $2,959,293 $3,268,944 $3,336,075 $3,956,969 Less: Average Total Intangibles (820,558) (1,319,109) (1,519,175) (1,511,501) (1,716,738) Average Tangible Equity (non-GAAP) $1,098,329 $1,640,184 $1,749,769 $1,824,574 $2,240,231   Formula: Net Income/Average Tangible Equity   Return on Average Tangible Equity (non-GAAP) 13.39% 9.18% 14.65% 14.26% 12.90%

Reconciliation of non-GAAP Items (cont.) January 2021 (dollars in thousands)   9/30/2020 12/31/2020     (2) Tangible Equity to Tangible Assets     Total Assets (GAAP) $ 25,931,308 $ 26,184,247   Less: Total Intangibles (GAAP) (1,823,129) (1,823,771)     Tangible Assets (non-GAAP) $ 24,108,179 $ 24,360,476         Total Shareholders' Equity (GAAP)   $ 4,267,441 $ 4,297,620     Less: Total Intangibles (GAAP)   (1,823,129) (1,823,771)   Tangible Equity (non-GAAP)   $ 2,444,312 $ 2,473,849   Tangible Equity to Tangible Assets (non-GAAP)   10.1% 10.2%           (3) Tangible Book Value Per Share:   Total Shareholders' Equity (GAAP) $ 4,197,855 $ 4,297,620   Less: Total Intangibles (GAAP) (1,825,887) (1,823,771)   Tangible Equity (non-GAAP) $ 2,371,968 $ 2,473,849   ÷ EOP Shares Outstanding (Net of Treasury Stock) 129,755,395 129,188,507   Tangible Book Value Per Share (non-GAAP) $18.28 $19.15